                                                                   EXHIBIT 10.38

                              EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of October 1, 1998, by and between Paravant Computer Systems, Inc., a Florida corporation (the "Company"), and Edward W. Stefanko (the "Employee").

The parties hereto, in consideration of the premises and the mutual covenants herein contained, hereby agree as follows:

1. Term of Employment. Subject to the terms and conditions hereinafter set forth, the Company agrees to employ the Employee for a period of forty-two (42) months. The Employee commits to be employed for a period commencing on the date hereof and ending no earlier than December 31, 2000. Upon completion of forty two (42) months of employment the Company and Employee may extend the term of employment for an additional year by mutual agreement. Notwithstanding the foregoing, the Employee shall be entitled to terminate his employment at any time after the date hereof if: (i) the Employee recommends an individual qualified to perform the Employee's job responsibilities (the "Qualified Replacement") and (ii) the prior EDL and STL shareholders, who are currently employees, first approve and then the Company approves of the Qualified Replacement, said approval not to be unreasonably withheld. If such consent is unreasonably withheld, then damages are limited to zero; however, the Employee would be entitled to any Earn-Out ("Earn-Out") provided for in Section 1.3 of the Acquisition Agreement dated as of March 31, 1998 between the Company, Engineering Development Laboratories, Incorporated ("EDL"), Signal Technology Laboratories, Inc. ("STL") and the shareholders of EDL and STL, including the Employee, which should have been paid as performance bonus or additional compensation.

2. Forfeiture of Earn-Out. If the Employee terminates his employment prior to December 31, 2000 without the approval of the Company he will forfeit his share of Earn-Out to be paid for any Earn- Out Period ending after the date on which he terminates his employment. The Company is not entitled to any further damages caused as a result of the Employee's termination of his employment. If the employment of the Employee is terminated by death or disability, as defined in paragraph 5, then he or his beneficiary is still entitled to his share of the Earn-Out and his share of the Earn-Out is not subject to forfeiture.

3. Scope of Employment. During the term of employment, the Employee shall be employed as the President and Chief Executive Officer (CEO) of Engineering Development Laboratories, Incorporated, an Ohio corporation, and a subsidiary of the Company headquartered in Dayton, Ohio. The Employee shall render such services which are in accordance with his utmost abilities and shall use his best efforts to promote the interests of the Company and its subsidiaries. The Employee will not engage in any capacity or activity which is, or may be considered contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company and its subsidiaries. Employee's duties and/or position may be modified by mutual agreement of the Company and the Employee. The Company shall not relocate the Employee either temporarily or permanently from Dayton, Ohio without Employee's consent during the term of this Agreement.

4.  Compensation and Benefits.  (Attached)

5. Payments on Death or Disability. In the event that the Employee shall die or become disabled while employed under this Agreement, the Company shall pay twelve (12) months compensation at the monthly compensation rate, including all benefits, then in effect for the Employee (the "Compensation") to his heir(s), in the cause of his death, or to him or his guardian(s), in case of his disability, (i) in a lump sum payment or (ii) in twelve equal monthly installments, which lump sum or installment payment method shall be at the discretion of the Employee or his or her heir(s) or guardian(s). In case of disability, the twelve (12) month period would begin as of the date on which the Employee's employment hereunder is terminated because of disability as hereinafter provided. Employee's employment hereunder shall be terminated because of disability if (a) the Employee shall become physically or mentally incapable of properly performing his services to the Company as provided hereunder, excluding infrequent and temporary absences due to ordinary illnesses, (b) such incapacity shall exist or be reasonably expected to exist for more than one hundred fifty (150) days in the aggregate during any twelve
(12) consecutive months covered hereunder, and (c) either the Employee or the Company shall have given the other thirty (30) days written notice of his or its intention to terminate the Employee's employment hereunder due to such disability. For purposes of this Agreement, the Employee may provide the Company with a written list of heirs in order of preference regarding death payment benefits hereunder. The list may be altered and changed from time to time by the Employee by giving written notice of such changes or new list thereof to the Company as provided herein. In the event of death, if no list has been provided by the Employee, then all compensation provided for in this paragraph 5 is payable to the estate of the Employee.

6. Covenant Not to Compete. During the Term of Employment and for a period of five (5) years thereafter, the Employee shall not (except on behalf of the Company or a subsidiary of the Company while the Employee is employed by either the Company or a subsidiary of the Company or otherwise in accordance with the Company's written consent) engage, directly or indirectly, in any business which competes in any manner within the United States of America (the "Geographic Area"), with the Company's business of design, manufacture, repair and sale of rugged and customized computer systems and medical computer assemblies or in any other business of design, development, manufacturing, sales or service engaged in or acquired by the Company or any subsidiary of the Company as of the date of this Agreement or in which the Company employs the Employee during his employment under this Agreement. For purposes of this Agreement, the Employee will be deemed to be engaged in a business if he participates in such business, directly or indirectly, as a stockholder, partner, owner, investor, principal or agent, employee, officer, director, creditor, consultant, or otherwise in any manner in such business. The Employee shall not, for purposes of this paragraph, be deemed a stockholder if he holds less than five percent (5%) of the outstanding shares of any publicly-owned corporation. In addition, the Employee shall not at any time, during or after the termination of this Agreement, engage in any business which uses as its name, in whole or in part, "Paravant Computer Systems, Inc.", "PCS" or any other name then used by the Company or any of its affiliates or subsidiaries.

7. Non-Disclosure. Except as may be required by law or on behalf of the Company or a subsidiary of the Company while the Employee is employed by either the Company or a subsidiary of the Company or otherwise in accordance with the Company's written consent, the Employee will not at any time, directly or indirectly, disclose or furnish to any other person, firm or corporation; (a) the methods of conducting the business of the Company or its subsidiaries or affiliates; (b) a description of any of the methods of obtaining business, or manufacturing or advertising products, or of obtaining customers thereof; (c) any technology, design drawings, software, or other intellectual property or property rights of the Company or its subsidiaries or affiliates owned by the Company or any of its subsidiaries as of the date of this Agreement or acquired by the Company or any of its subsidiaries during the Employee's employment under this Agreement; or (d) any confidential information acquired by him during the course of his employment by the Company, its predecessors, subsidiaries or affiliates, including, without limitation, the generality of the foregoing, the names of any new customers or prospective customers of, or any person, firm or corporation, who or which have, or shall have, traded or dealt with (whether such customers have been obtained by the Employee or otherwise) the Company, its predecessors, subsidiaries or affiliates.

8. Intellectual Property. As between the Employee and the Company, all products, designs, styles, processes, discoveries, materials, ideas, creations, inventions and properties, whether or not furnished by the Employee, created, developed, invented or used in connection with the Employee's employment with the Company or any subsidiary of the Company or the business markets of the Company or any subsidiary of the Company under this Agreement will be the sole and absolute property of the Company and its subsidiaries for any and all purposes whatsoever in perpetuity, whether or not conceived, discovered and/or developed during regular working hours. The Employee will not have, and will not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to any such products, processes, discoveries, material ideas, creations, inventions and properties which are related to the Company's business markets.

9. Arbitration. Any controversy arising out of or relating to this Agreement shall be resolved by arbitration in the State of Ohio pursuant to the rules of the American Arbitration Association then in effect. The decision of the arbitrator(s) is binding on both the Company and the Employee.

10. Termination for Convenience. The Company may terminate Employee's employment under this Agreement for convenience at any time. In the event of such termination the Company shall make lump sum payments equal to the value of the compensation (1 and 2 attached) and benefits (3 of attached as would have been normally paid if the employment continued), including but not limited to non-qualified deferred compensation and health insurance, for forty-two (42) months less the amount which has previously been paid or used.

11. Termination for Cause. The Company may terminate this Employee's employment under this Agreement for "cause" without any liability to the Company other than to pay the compensation benefits provided for in this Agreement for services rendered prior to the date of such termination. The following shall constitute grounds for termination of the Employee for cause: (i) willful or gross neglect by the Employee of his duties of employment under, or any willful misconduct of the Employee in connection with the performance of his duties under this Agreement; (ii) conviction of the Employee of any felony, or of any lesser crime or offense materially and adversely affecting the property, reputation or goodwill of the Company, any subsidiary of the Company or any successor or assignee of the Company or any subsidiary of the Company; or
(iii) any material  breach by the

Employee of the terms of this Agreement.

12. Equitable Remedies and Remedies at Law. The parties recognize that, because of the nature of the subject matter of this Agreement it would be impracticable and extremely difficult to determine actual damages for a breach of certain of the provisions of this Agreement, specifically those provisions of paragraphs 6 and 7. Accordingly, in the event of a violation or threatened violation or any provisions of this Agreement, specifically including those provisions of paragraphs 6 and 7, all legal and equitable remedies, including without limitation, injunctive relief, both preliminary and permanent, shall be available and the posting of a surety bond shall not be required in connection therewith and money damages for any loss suffered as a consequence of violation of such provisions shall also be available.

13. Severability. The invalidity or unenforceability of any term or provision of this Agreement or the nonapplicability of any such term or provision to any person or circumstances shall not impair or affect the remainder of this Agreement, and the remaining terms and provisions hereof shall not be invalidated, but shall remain in full force and effect and shall be construed as if such invalid, unenforceable or nonapplicable provisions were omitted. Further, if any of the covenants contained in paragraphs 6 or 7 of this Agreement, or any part thereof, are held to be unenforceable because of the duration of such provisions or the area covered thereby, or the scope of the activities sought to be restricted, the parties hereto agree that the arbitrator or court making such determination shall have the power to reform such provisions of this Agreement to the maximum time, geographic limitations, or time permitted by applicable law.

14. Governing Law. All of the provisions of this Agreement other than those set forth in paragraphs 2, 6, and 7 shall be governed by, construed and enforced in all respects in accordance with the laws of the State of Ohio. The provisions of paragraphs 2, 6, and 7 shall be governed by, construed and enforced in all respects in accordance with the laws of the State of Florida.

15. Captions. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision hereof.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

17. Construction. The parties acknowledge that they have had the opportunity to participate equally in the drafting of this Agreement and that in the event of a dispute, no party shall be treated, for any purpose, as the author of this Agreement or have any ambiguity resolved against such party on account thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

Paravant Computer Systems, Inc.

By:       /s/   Krishan K. Joshi
       -----------------------------
       Krishan K. Joshi,
       Chairman of the Board and CEO

             /s/   Edward W. Stefanko
       ------------------------------
       Edward W. Stefanko, Employee

COMPENSATION AND BENEFITS OF Edward W. Stefanko

POSITION: President and Chief Executive Officer (CEO) of EDL

1.  An annual salary of $ 169,300

2. A non-qualified deferred compensation (funded) of 40 % of No. 1 $ 67,720 based on plan (attached).

3. Standard EDL/STL benefits package attached, modified as follows:

         a.  2x (twice) All Employee Incentive Program payment percentage.

         b. 16 hours of personal leave per payroll period.

         c. Life insurance of $ 169,300.

         d. Continuation of Health Care coverage for employee and spouse until each is eligible for Medicare coverage under existing plan benefits and at a cost no greater than current plan (see attached). This benefit continues after retirement or separation. This provision will be interpreted based upon laws and other benefits that were in effect as of March 30, 1998.

Note: The plans referred to above as attached have been furnished to the parties to the Acquisition Agreement.